Exhibit 99.1

CONTACT:

Tierney Saccavino
Acorda Therapeutics
(914) 347-4300 ext. 104
tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Completion of Zanaflex Capsules(TM) Sales Force Expansion

Hawthorne, NY January 8, 2007 - Acorda Therapeutics, Inc.® (Nasdaq: ACOR) reported today that it has completed the previously announced expansion of its sales force to 65 people, 52 of whom are area business managers calling on specialist and primary care physicians. The Acorda sales team promotes Zanaflex Capsules (tizanidine hydrochloride).

“I’m pleased that we were able to complete the expansion of the sales force so quickly while maintaining the high quality of the team,” said John Librie, VP, Sales and Marketing. “The new members of Acorda’s sales force have an average of 13 years of biotech and pharmaceutical sales experience and will be a terrific addition to the company.”

For 2005, Acorda reported shipments of Zanaflex Capsules and Zanaflex tablets to wholesalers of $18.6 million, using its pilot sales force of 14 professionals. In March, the company announced the expansion of its sales force to 32, and 2006 shipments to wholesalers were approximately $31 million. Gross sales are based on prescription data, which are not yet available.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules (tizanidine hydrochloride), a short-acting drug indicated for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

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